EXHIBIT 14.1

RSA SECURITY INC. – CODE OF ETHICS
Approved by the Board of Directors on February 20, 2003
Updated by the Board of Directors on July 20, 2005

All officers, employees and members of the Board of Directors of RSA Security Inc. and its subsidiaries and branches shall strive to maintain the highest possible professional and ethical standards in our business practices – dealing honestly, ethically and fairly with customers, trading partners, business associates, competitors and each other. To that end, we seek to deter wrongdoing by complying with the various laws and policies that govern well-known and well-accepted standards of ethical corporate behavior, as well as our own corporate policies and procedures. Specifically:

•	We must strive to perform our duties and responsibilities to the Company honestly, objectively and effectively. Conflicts of interest are prohibited as a matter of Company policy. We will avoid situations that create actual or apparent conflicts of interest between our personal interests (including members of our families) and the interests of the Company or any of its customers, trading partners, business associates or competitors. We must disclose to the Company any transaction or relationship that reasonably could give rise to a conflict of interest.

•	We will honor the terms of our confidentiality agreement with the Company to ensure that confidential or sensitive business and financial information of the Company and its customers, trading partners or business associates is not disclosed, except as permitted or required by our confidentiality agreement or as authorized by a manager. We will respect all requests by customers, trading partners, business associates, competitors and others regarding the confidentiality of information.

•	We will respect the intellectual property and proprietary rights of the Company, its customers, trading partners, business associates, competitors, and others.

•	We will abide by the Company’s insider trading policy which, among other things, prohibits any trading of the stock of the Company or any entity with which it does business, based on material, non-public information.

•	We will comply with applicable governmental laws, rules and regulations related to the Company’s business wherever we do business, as well as with the ethical standards of the Company’s industry and of any other industry or professional group to which we belong. Additionally, we will cooperate fully with any inquiry or investigation by law enforcement or regulatory authorities regarding an alleged violation of the law by the Company or its officers, employees or members of the Board of Directors.

•	We (and members of our family) will not give or accept lavish gifts or entertainment for the purposes of furthering a business relationship between the Company and a customer, trading partner, business associate or anyone seeking to do business with the Company. The following are considered “lavish” gifts:

•	Any gift that consists of a physical object (for example, wine, clothing, gift certificate or gift basket) with a retail value of more than US$200.

•	Any gift that consists of entertainment (for example, a meal or tickets to a sporting or theater event) where the cost of the entertainment (including travel if travel costs are covered by the giver) exceeds US$500.

•	Any gift in the form of a cash payment, regardless of value.

•	We will not make payments or transfer assets to officials or employees of any government in order to influence their decision to assist the Company. Government employees and officials, both within and outside of the United States, are often subject to strict limits on gifts that they may accept, including business meals, travel and entertainment. Therefore, we will be cautious about offering even customary business gifts or sponsored trips to government employees and officials.

•	We will use corporate assets – including but not limited to computers, software, corporate systems, Web sites, office equipment, product plans, financial information and any other business documents – primarily for their intended purpose to further Company business.

•	With respect to the financial operation of the Company:

•	We will comply with all financial reporting and accounting regulations applicable to the Company. We will further cooperate with the Company’s internal and external auditors with respect to financial reporting matters.

•	We will keep all necessary records, files and accounts that are required to reflect fully and accurately corporate transactions and the acquisition, maintenance and disposition of Company assets in accordance with generally accepted accounting principles and the Company’s accounting policies. We will immediately report to the Company any errors or misstatements with respect to the same.

•	We will clearly identify accounts, and we will not create or maintain secret or unrecorded funds or assets.

•	We will not make false, misleading or fictitious entries, and will not list fictitious expenses on expense accounts or petty cash vouchers.

•	We will not make any payment on behalf of the Company without adequate supporting documents, and we will not make any payments for any purpose other than what is set forth in the authorizing documentation.

•	We will provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with the U.S. Securities and Exchange Commission and other government authorities, and in other public communications we make, including statements we make about the Company’s products and services.

•	We will provide equal opportunity to all persons regardless of race, color, sex, marital status, religion, national origin, veteran status, age, sexual orientation, disability, medical condition or citizenship.

•	We will not tolerate harassment based on any of the above, including sexual harassment.

The Company encourages any employee to speak with a supervisor or a manager with respect to this Code of Ethics or any violation or deviation from it. If an employee does not believe it is appropriate or is not comfortable approaching a supervisor or manager, the Company has established a toll free number for an employee to report anonymously any such violation or deviation from this Code of Ethics. The hotline number and international caller instructions are posted in the Human Resources section of RSAnet, the Company’s internal Intranet. While the Company desires to address matters internally, nothing in this Code of Ethics should discourage the reporting of any illegal activity to law enforcement or the appropriate regulatory authority if the facts and circumstances warrant such reporting. The Company will not permit retaliation of any kind (such as disciplining, discriminating, demoting, suspending, harassing, threatening or terminating reporting employees) by or on behalf of the Company and its employees, officers and members of the Board of Directors against good faith reports or complaints of violations or deviations of this Code of Ethics or other illegal or unethical conduct.

Upon receipt of information regarding an alleged violation of this Code of Ethics, senior management of the Company and/or the Board of Directors shall (a) evaluate the information, (b) if determined to be necessary, initiate either an informal inquiry or formal investigation, (c) report the results of the inquiry or investigation, together with a recommendation as to the disposition of the matter, to the Chief Executive Officer or the Board of Directors, as the case may be, and (d) take appropriate actions, including referring the matter to the appropriate regulatory authority, and/or taking disciplinary measures against any violators of the Code of Ethics. We will cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code of Ethics.

While some the policies in this Code of Ethics must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. If an officer, employee or member of the Board of Directors seeks a waiver of any of the policies in this Code of Ethics, then:

•	For members of the Board of Directors and executive officers, only the Company’s Board of Directors can waive any provisions of this Code of Ethics, and any such waiver (including the reasons for the waiver) must be disclosed as required by law.

•	For employees other than executive officers, only the General Counsel or Chief Financial Officer can approve the waiver of any provisions of this Code of Ethics.

Failure to comply with this Code of Ethics or other detailed Company policies may result in disciplinary action, including termination of employment. This Code of Ethics is not an employment contract between the Company and me and does not alter the Company’s at-will employment policy or any contract I may have with the Company.

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